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                                                                   EXHIBIT 99.1


FAMILY GOLF CENTERS, INC. TO ACQUIRE SKATENATION, INC., EXPANDS PRESENCE IN ICE INDUSTRY TO 30 CENTERS

MELVILLE, N.Y. -- (BUSINESS WIRE) -- Nov. 30, 1998 -- Family Golf Centers, Inc. (NASDAQ, NM: FGCI), announced today that it has entered into a definitive agreement to acquire SkateNation, Inc., which owns or leases six ice centers and manages 17 ice and recreation centers in 11 states.

SkateNation, Inc., is a wholly-owned subsidiary of TrizecHahn (USA)
Corporation.

Pursuant to the terms of a Stock Purchase Agreement, Family Golf Centers will acquire all of the capital stock of SkateNation, Inc. for approximately $29 million in cash and liabilities, subject to certain post-closing adjustments.

Dominic Chang, Chairman and Chief Executive Officer of Family Golf Centers, commented, "This acquisition augments our position in the ice and recreation center industry, which we continue to find is beneficial to the overall operations of our company. These 23 facilities make Family Golf Centers the leading operator of ice centers nationwide, in addition to being the leader in golf practice centers."

The SkateNation transaction is subject to customary closing conditions.

Upon completion of the transaction, Family Golf Centers will own, operate or have under construction 116 golf and 30 ice and family entertainment centers in 24 states and the Canadian Provinces of British Columbia, Alberta, and Ontario.